EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Suzanne Copeland, Provident Bank

845.369.8341

PROVIDENT NEW YORK BANCORP NAMES NEW CFO

Stephen V. Masterson named Chief Financial Officer

MONTEBELLO, NY— (January 9, 2012) – Provident New York Bancorp (NYSE: PBNY), announced the appointment of Stephen V. Masterson as Executive Vice President and Chief Financial Officer of Provident New York Bancorp and Provident Bank effective January 9. 2012. Mr. Masterson succeeds Paul A. Maisch who is transitioning from the organization.

“Stephen’s expertise in leading complex financial organizations will be instrumental as we grow our franchise,” said Jack Kopnisky, President and CEO of Provident Bank. “I also want to thank Paul Maisch for his extensive work in building the financial position of Provident Bank over the last nine years.”

“I am looking forward to working with Jack and the senior leadership team to grow Provident Bank and achieve our financial objectives,” said Stephen Masterson. Stephen was most recently Partner and Practice Leader for Financial Institutions Industry Group with Marcum LLP, one of the largest independent public accounting and advisory services firms in the nation. Mr. Masterson also operated his own executive management advisory and consulting service. Prior to providing advisory services, Stephen served as Executive Vice President, Chief Financial Officer, and Chief Operating Officer for Pacific Capital Bancorp in Santa Barbara, California. Mr. Masterson is a CPA and was a Partner at Grant Thornton LLP, and held senior leadership positions at Arthur Andersen, and Ernst & Young through much of his early career.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

Any statements contained herein that are not statements of historical fact, including those that anticipate future growth, may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that may adversely affect the Company’s ability to realize its plans. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. There are a number of important factors described in documents filed by the Company with the Securities and Exchange Commission and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Headquartered in Montebello, N.Y., Provident Bank, with $3.1 billion in assets, specializes in the delivery of service and solutions to business owners, their families, and consumers in communities within the greater New York City marketplace through teams of dedicated and experienced relationship managers. Our franchise includes 38 Financial Centers. Provident Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit the Provident Bank Web site at www.providentbanking.com.